EXHIBIT 21.1

LIST OF SUBSIDIARIES

NAME OF SUBSIDIARY	STATE OF INCORPORATION
Sunworks United, Inc. MDE Energy, Inc. Elite Solar Acquisition Sub., Inc	California California California